Escalade Announces Third Quarter Earnings And Dividend

EVANSVILLE, Ind., Nov. 12, 2014 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net income from continuing operations for the third quarter of 2014 was $3.8 million, or $0.27 diluted earnings per share compared to net income of $3.4 million or $0.24 diluted earnings per share for the same quarter in 2013. As a result of tax benefits recognized on the divestiture of its Information Security business and reclassification of accumulated other comprehensive income related to the disposition, total net income increased significantly during the quarter. Total net income for the third quarter of 2014 was $13.6 million or $0.96 diluted earnings per share.

Revenue from the Sporting Goods business was flat for the third quarter of 2014 and up 3% for the first nine months of 2014, compared with the same periods in the prior year. During the first nine months of 2013, the Company experienced exceptional sales growth in certain categories that was not equaled during the first nine months of 2014. The Company expects sales growth trends for the remainder of the year to exceed those experienced in the first nine months of 2014, not including the effect of the previously announced acquisition of Cue & Case Sales.

The Sporting Goods gross margin ratio for the first nine months of 2014 was 31.1% compared to 32.6% for the same period last year. Decreased gross margin resulted from lower sales in certain higher margin categories and increased product development investments.

The Company is solely focused on growing its Sporting Goods segment through organic growth of existing categories, strategic acquisitions, and new product development now that the businesses comprising the Information Security and Print Finishing segment have been divested. The Sporting Goods segment competes in a variety of categories including archery, team and individual sports and games. Strong brands and on-going investment in product development provide a solid foundation for building customer loyalty and continued growth.

Loss from discontinuing operations includes loss from operations of $0.4 million, loss on disposal of assets of $9.4 million, income from reclassification of accumulated other comprehensive income of $2.6 million and a tax benefit of $6.1 million. The Company was able to utilize previously reserved net operating loss and capital loss carryovers to realize a tax benefit on the disposal of $6.1 million. Net loss from discontinued operations is $1.1 million or $0.08 diluted earnings per share.

"In spite of facing exceptionally strong sales comparisons to last year, we have grown our sporting goods business through the first nine months of 2014," noted Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "We anticipate improved growth in the fourth quarter from our base business including revenue from our recent acquisition of Cue & Case Sales." Commenting on Escalade's sole focus on the Sporting Goods segment, Keller stated, "Our team of sports and outdoor enthusiasts has a passion for innovation and a close connection to our brands and the active lifestyles they inspire. We are fully focused on building Escalade into a premier Sporting Goods company."

Escalade's Board of Directors declared a quarterly dividend on the Company's common stock of $0.10 per share, to be paid to all shareholders of record on December 12, 2014 and disbursed on December 19, 2014. Escalade's Board of Directors will evaluate its dividend policy on an ongoing basis, giving careful consideration to the Company's financial condition, outlook, and potential cash flow requirements.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and the divestiture of its Information Security and Print Finishing segment, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statement of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013

Net sales	$ 31,599	$ 31,559	$ 97,332	$ 94,827	$ 135,496	$ 128,144

Costs, Expenses and Other Income
Cost of products sold	21,945	21,923	67,102	63,931	96,162	88,794
Selling, administrative and general expenses	4,871	5,105	16,865	15,602	22,716	20,434
Amortization	567	544	1,894	1,801	2,456	2,308

Operating Income	4,216	3,987	11,471	13,493	14,162	16,608

Interest expense	133	89	324	322	407	352
Other expense (income)	(1,914)	(931)	(2,315)	(865)	(4,384)	(2,564)

Income Before Income Taxes from Continuing Operations	5,997	4,829	13,462	14,036	18,139	18,820

Provision for Income Taxes from Continuing Operations	2,160	1,454	4,594	4,569	6,144	4,698

Net Income from Continuing Operations	3,837	3,375	8,868	9,467	11,995	14,122

Discontinuing operations
Loss from operations	(379)	(829)	(395)	(2,135)	(286)	(15,072)
Loss on classification as held for sale	--	--	(12,945)	--	(12,945)	--
Gain on disposal (includes $2,565 of accumulated other comprehensive income reclassification from foreign currency translation adjustment)	5,591	--	6,138	--	6,138	--
Provision (Benefit) for Income Taxes	(4,572)	33	(6,121)	577	(5,933)	915
Net Income (Loss) from discontinuing operations	9,784	(862)	(1,081)	(2,712)	(1,160)	(15,987)

Net Income (Loss)	$ 13,621	$ 2,513	$ 7,787	$ 6,755	$ 10,835	$ (1,865)

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.28	$ 0.25	$ 0.64	$ 0.70	$ 0.88	$ 1.05
Income (Loss) from discontinued operations	0.70	(0.06)	(0.08)	(0.20)	(0.09)	(1.19)
Net Income (Loss)	$ 0.98	$ 0.19	$ 0.56	$ 0.50	$ 0.79	$ (0.14)

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.27	$ 0.24	$ 0.63	$ 0.69	$ 0.86	$ 1.04
Income (Loss) from discontinued operations	0.69	(0.06)	(0.08)	(0.19)	(0.08)	(1.18)
Net Income (Loss)	$ 0.96	$ 0.18	$ 0.55	$ 0.50	$ 0.78	$ (0.14)

Average shares outstanding	13,922	13,520	13,821	13,484	13,672	13,470

Consolidated Condensed Balance Sheets
(In Thousands)

	October 4, 2014 (Unaudited)	December 28, 2013 (Audited)	October 5, 2013 (Unaudited)
Assets
Current assets excluding assets held for sale	$ 78,611	$ 64,655	$ 64,160
Property, plant & equipment, net	10,858	10,635	10,338
Other assets	28,072	30,540	27,730
Goodwill	13,242	13,113	12,017
Assets held for sale	--	23,031	24,452
Total	$ 130,783	$ 141,974	$ 138,697

Liabilities and Stockholders' Equity
Current liabilities excluding liabilities held for sale	$ 34,169	$ 36,839	$ 36,962
Other liabilities	8,816	10,340	9,022
Liabilities held for sale	--	6,840	7,266
Stockholders' equity	87,798	87,955	85,447
Total	$ 130,783	$ 141,974	$ 138,697

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